Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President, Marketing & PA
214-473-3969	214-473-3752

Triad Reports First Quarter Results

PLANO, TX (April 22, 2003) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) today announced consolidated financial results for the three months ended March 31, 2003. The Company reported revenues of $954.5 million; earnings before interest, taxes, depreciation, amortization, and other items (ESOP expense, gain on sales of assets and minority interests) (“EBITDA”) of $157.4 million; net income of $47.3 million; and diluted earnings per share (“EPS”) of $0.63.

On a pro forma basis, for the three months compared to the prior year three month period, revenues increased 10.7%, patient revenues increased 11.6%, and patient revenue per adjusted admission increased 12.1%. Although inpatient admissions and adjusted admissions were relatively the same as in the prior year, the Company experienced 8.7% growth in inpatient surgeries and 2.5% growth in outpatient surgeries; the increases in surgeries contributed to the Company’s growth in patient revenue and patient revenue per adjusted admission.

At March 31, cash and equivalents were $56.4 million, and the Company had $213 million available under its $250 million revolving credit facility (which was reduced by $37 million of outstanding letters of credit). Long-term debt outstanding was $1,675.0 million, and stockholders’ equity totaled $2,004.9 million.

In January 2003, the Company broke ground on its newest hospital, Mesa View Regional Hospital in Mesquite, Nev., a rapidly growing community that currently has no hospital. In February 2003, the Company announced that it has formed a joint venture with Texas Health Resources to build a $100 million hospital in Denton, Texas, with opening scheduled for fall 2005. The Company may reach agreements in 2003 to develop as many as six to seven new hospital projects, mostly in partnership with not-for-profit hospitals, but expects to stagger the opening of these projects over the next few years. The Company currently expects to open three to five hospitals per year in the foreseeable future beginning in 2005.

Triad reiterated its diluted EPS guidance for the full year of 2003 of $2.08-2.20 and for the full year of 2004 of $2.46-2.70.

Triad will conduct a conference call at 9:00 am Eastern Time (8:00 am Central Time) Wednesday, April 23, to discuss its quarterly results. To listen to the call, please call 913-981-4910, conference code 234909. This conference call will be simulcast on the Internet via the Triad Web site at www.triadhospitals.com. A recorded replay of the call will be available for 14 days at 719-457-0820, conference code 234909.

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This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including EBITDA; the Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measure is included as an attachment to this release.

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Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company has 49 hospitals (including one under construction) and 14 ambulatory surgery centers in 17 states with approximately 8,700 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.

Triad Hospitals, Inc.

Consolidated Statements of Operations

For the Periods Ended March 31, 2003 and 2002

Unaudited

(Dollars in millions, except for earnings per share)

	For the three months ended
	2003		2002
	Amount	Percentage	Amount	Percentage
Revenues	$954.5	100.0%	$860.9	100.0%

Salaries and benefits	392.8	41.2%	353.9	41.1%
Reimbursable expenses	14.8	1.5%	16.4	1.9%
Supplies	145.1	15.2%	133.5	15.5%
Other operating expenses	175.4	18.4%	155.4	18.1%
Provision for doubtful accounts	76.2	8.0%	63.6	7.4%
Depreciation	42.2	4.4%	39.1	4.5%
Amortization	1.5	0.1%	1.8	0.2%
Interest expense	32.6	3.4%	32.8	3.8%
ESOP expense	2.1	0.2%	2.4	0.3%
Gain on sales of assets	(1.3)	(0.1%)	(1.6)	(0.2%)

Total operating expenses	881.4	92.3%	797.3	92.6%

Income from operations before minority interests, equity in earnings and income tax provision	73.1	7.7%	63.6	7.4%
Minority interests in earnings of consolidated entities	(2.4)	(0.3%)	(3.3)	(0.4%)
Equity in earnings of affiliates	7.2	0.8%	6.1	0.7%

Income before income tax provision	77.9	8.2%	66.4	7.7%
Income tax provision	(30.6)	(3.2%)	(26.0)	(3.0%)

Net income	$47.3	5.0%	$40.4	4.7%

Income per common share:
Basic	$0.65		$0.58
Diluted	$0.63		$0.55

Shares used in earnings per share calculations	73,196,148		70,225,230
Shares used in diluted earnings per share calculations	75,051,133		73,556,073

Triad Hospitals, Inc.

Operating Data(1)

Unaudited

	For the three months ended March 31,
	2003	2002	Change
Volume Statistics(2)
Number of hospitals	45	44	1
Licensed beds	7,852	7,610	242
Inpatient admissions	73,621	73,840	(0.3%)
Average length of stay (days)	4.9	4.9	0.0%
Inpatient surgeries	27,032	24,863	8.7%
Outpatient surgeries	69,622	67,948	2.5%
Outpatient visits (excluding outpatient surgeries)	825,287	834,414	(1.1%)
Outpatient visits (including outpatient surgeries)	894,909	902,362	(0.8%)
Adjusted patient days	605,088	606,891	(0.3%)
Adjusted admissions	122,460	123,019	(0.5%)

Rate Statistics(2)
Patient revenue per adjusted patient day	$1,481.1	$1,323.0	12.0%
Patient revenue per adjusted admission	$7,318.1	$6,526.6	12.1%

Revenues (millions)
Inpatient % of total patient revenues(2)	56%	55%	1.0%
Outpatient % of total patient revenues(2)	44%	45%	(1.0%)
Total patient revenues(2)	$896.1	$802.9	11.6%
Non-patient revenues(3)	$58.4	$59.7	(2.2%)
Revenues (millions)	$954.5	$862.6	10.7%
(1)	Operating data:

-Include 1 hospital with 30 beds acquired July 2002, on a pro forma basis as if owned since January 2002;

-Include 1 new hospital with 112 beds opened August 2002;

-Exclude 1 hospital with 166 beds owned 50% through a joint venture, reported on an equity basis;

-Exclude 1 new hospital under construction with 30 beds.

(2)	Volume statistics, rate statistics, and patient revenues:

-Exclude the QHR hospital management, consulting and advisory services subsidiary;

-Exclude 2 hospitals with 726 beds and 3 ambulatory surgery centers, leased to others.

(3)	Non-patient revenues:

-Include the QHR hospital management, consulting and advisory services subsidiary;

-Include the lease payments from 2 hospitals and 3 ambulatory surgery centers, leased to others;

-Include other sources.

Triad Hospitals, Inc.

Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	March 31, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$56.4	$68.3
Accounts receivable, less allowances for doubtful accounts of $178.1 at March 31, 2003 and $174.4 at December 31, 2002	539.4	507.4
Inventories	97.0	95.5
Deferred income taxes	39.4	62.3
Prepaid expenses	45.8	36.6
Other	73.7	74.3

	851.7	844.4

Property and equipment, at cost:
Land	170.7	171.5
Buildings and improvements	1,344.8	1,340.6
Equipment	1,169.4	1,150.8
Construction in progress	108.1	79.6

	2,793.0	2,742.5
Accumulated depreciation	(826.8)	(787.3)

	1,966.2	1,955.2

Goodwill	1,224.0	1,224.0
Intangible assets, net of accumulated amortization	70.5	72.0
Investment in and advances to affiliates	183.7	179.7
Other	105.7	106.3

Total assets	$4,401.8	$4,381.6

Liabilities and Equity
Current liabilities
Accounts payable	$120.8	$132.5
Accrued salaries	87.1	107.6
Current portion of long-term debt	77.6	73.1
Other current liabilities	139.2	132.0

	424.7	445.2

Long-term debt	1,597.4	1,618.9
Other liabilities	93.9	86.6
Deferred taxes	157.0	151.1
Minority interests in equity of consolidated entities	123.9	125.3

Stockholders’ equity
Common stock	0.8	0.7
Additional paid-in capital	1,885.8	1,883.5
Accumulated other comprehensive loss	(4.2)	(4.0)
Unearned ESOP compensation	(19.8)	(20.7)
Accumulated earnings	142.3	95.0

Total stockholders’ equity	2,004.9	1,954.5

Total liabilities and stockholders’ equity	$4,401.8	$4,381.6

Triad Hospitals, Inc.

Consolidated Statements of Cash Flows

For the Periods Ended March 31, 2003 and 2002

Unaudited

(Dollars in millions)

	For the three months ended
	2003	2002
Cash flows from operating activities
Net income	$47.3	$40.4
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	76.2	63.6
Depreciation and amortization	43.7	40.9
ESOP expense	2.1	2.4
Minority interests	2.4	3.3
Equity in earnings of affiliates	(7.2)	(6.1)
Gain on sales of assets	(1.3)	(1.6)
Deferred income taxes	29.4	26.0
Non-cash interest expense	2.0	1.8
Non-cash stock option expense	0.1	0.1
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(108.2)	(89.2)
Inventories and other assets	(11.5)	(6.9)
Accounts payable and other current liabilities	(25.0)	6.3
Other	6.8	(1.7)

Net cash provided by operating activities	56.8	79.3

Cash flows from investing activities
Purchases of property and equipment	(55.5)	(73.0)
Distributions and advances from affiliates	3.2	11.4
Proceeds received on sales of assets	3.7	1.6
Other	(0.2)	0.9

Net cash used in investing activities	(48.8)	(59.1)

Cash flows from financing activities
Payments of long-term debt	(17.3)	(20.6)
Proceeds from issuance of common stock	1.2	3.8
Distributions to minority partners, net	(3.8)	(3.4)

Net cash used in financing activities	(19.9)	(20.2)

Change in cash and cash equivalents	(11.9)	—
Cash and cash equivalents at beginning of period	68.3	16.3

Cash and cash equivalents at end of period	$56.4	$16.3

Interest payments	9.7	10.5
Income tax payments	1.6	0.8

Triad Hospitals, Inc.

Reconciliation of Non-GAAP Financial Information

For the Periods Ended March 31, 2003 and 2002

Unaudited

(Dollars in millions)

	For the three months ended
	2003			2002
	Amount	Percentage		Amount	Percentage
Revenues	$954.5	100.0%		$860.9	100.0%
Less:
Salaries and benefits	392.8	41.2%		353.9	41.1%
Reimbursable expenses	14.8	1.5%		16.4	1.9%
Supplies	145.1	15.2%		133.5	15.5%
Other operating expenses	175.4	18.4%		155.4	18.1%
Provision for doubtful accounts	76.2	8.0%		63.6	7.4%
Equity in earnings of affiliates	(7.2)	(0.8%	)	(6.1)	(0.7%	)

Total operating expenses	797.1	83.5%		716.7	83.3%

EBITDA(1)	$157.4	16.5%		$144.2	16.7%

(1)	EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization, ESOP expense, gain on sales of assets and minority interests. EBITDA is used by management to evaluate financial performance and resource allocation for each facility and for Triad as a whole. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing, or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.